UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 24, 2009

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 615-9000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

At its meeting on February 24, 2009, the Compensation Committee approved a revision of the Management Incentive Plan (the “MIP”) that was previously approved on November 19, 2008. The executive officers who are named in the Company’s Form 10-K are participants in the Plan, except for Mr. DeBonis who is compensated under a sales incentive plan. The MIP was revised so that no bonus will be paid for the first quarter of 2009. The term of the MIP is now nine months, beginning April 1, 2009, and has three incentive periods. The first incentive period is effective April 1 through June 30, the second effective July 1 through December 31 and the third for the nine months from April 1 through December 31. The target for the first two incentive periods will be set as soon as practicable at the beginning of each incentive period. The target for the third incentive period will be set at the beginning of the second incentive period. The incentive achievement is determined after the end of each incentive period. The MIP incentive payouts require achieving specified minimum operating profit and return on invested capital targets during the incentive period. Operating profit is based on the Company’s non-GAAP operating income. Return on invested capital is calculated as non-GAAP operating income divided by net assets excluding cash.

Under the MIP, incentive payouts are calculated as a percentage of regular wages paid during the incentive period. Due to the change in incentive periods, the target payouts were reduced by 25%. Target payout for Mr. Quinsey has been reduced to a range of 0% to 56% of annual base salary with a maximum payout of 113% of annual base salary. Target payout for the remaining senior management team has been reduced to a range of 0% to 45% of annual base salary with a maximum payout of 90% of annual base salary. Officers will not be eligible for profit sharing under the Company’s profit sharing plan. Officers must be in regular, active employment status on the date of payment to receive the incentive payout.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ STEVE BUHALY
Steve Buhaly
Chief Financial Officer

Date: February 26, 2009